Exhibit 23.1

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103 USA www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 16, 2023, relating to the financial statements of BrightView Holdings, Inc. and the effectiveness of BrightView Holdings, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BrightView Holdings, Inc. for the year ended September 30, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

June 21, 2024